UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

June 16, 2005
Date of Report (Date of earliest event reported)

Teknik Digital Arts, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-51253	68 053 9517

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 2800 — 314, Carefree, Arizona	85377

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code           (480) 443-1488

7377 E. Doubletree Ranch Road, Suite #240, Scottsdale, Arizona 85258

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

See disclosure in Item 5.02 below, which is incorporated therein by reference

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     On June 16, 2005, the Board of Directors of the Company elected Keith Dimond, age 33, to the position of Chief Financial Officer of the Company, effective immediately, pursuant to the terms of that Engagement Letter, executed on June 16, 2005, attached hereto as Exhibit 10.1 (the “Engagement Letter”). Mr. Dimond has served as the Company’s accountant since September 27, 2004. Pursuant to the terms of the Engagement Letter, Mr. Dimond will be compensated at the rate of $75.00 per hour, and will be fully covered under the Company’s Directors’ and Officers’ insurance policy. The Company also agrees to indemnify Mr. Dimond for fees incurred in the event that litigation arises involving the services provided by Mr. Dimond during his employment with the Company, unless Mr. Dimond is found to have been grossly negligent in the provision of such services. The Company further agrees that any damages sought from Mr. Dimond in connection with such litigation will be limited to amounts paid in compensation.

     Over the past five years Mr. Dimond has owned his own tax and accounting consulting business and worked with numerous public companies, including Allied Waste Industries, Inc., for which Mr. Dimond performed tax consulting services, and Coronado Industries, Inc., for which Mr. Dimond performed public company accounting compliance services.

     In connection with accounting services previously provided by Mr. Dimond to the Company, on March 31, 2005, the Company granted Mr. Dimond options to purchase 150,000 shares of the Company’s common stock at an exercise price of $1.00 per share. The options vest immediately upon the option grant, and have a term of three years.

Item 9.01	Financial Statements and Exhibits

     (c) Exhibits.

     The following exhibit is filed as part of this report:

Exhibit No.	Description
10.1	Engagement Letter between Teknik Digital Arts, Inc. and Keith Dimond.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEKNIK DIGITAL ARTS, INC.
Date: June 22, 2005	By:	/s/ John R. Ward
		Name:	John R. Ward
		Title:	Chief Executive Officer